Exhibit 99.1
                                  NEW RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Thomas A. Nicolette           or        Robert D. Furst
          CEO, KNOGO North America Inc.           Chairman, Video Sentry
          516-232-2100                            612-934-9900

               KNOGO AND VIDEO SENTRY SHAREHOLDERS APPROVE MERGER

HAUPPAUGE, NY, FEBRUARY 12, 1997 -- KNOGO North America Inc. (AMEX:KNA), a leading manufacturer of Electronic Article Surveillance (EAS) systems, headquartered in Long Island, NY, and Video Sentry Corporation (Nasdaq: VSEN), a pioneer in traveling video security systems, headquartered in Minneapolis, MN, announced today that their shareholders approved the merger between the two companies. The merger results in a new publicly traded entity called Sentry Technology.

     Sentry Common Stock and Sentry Class A Preferred Stock are expected to begin trading tomorrow on the American Stock Exchange under the symbols SKV and SKV. PrA, respectively.

     KNOGO and Video Sentry are now wholly-owned subsidiaries of Sentry, which will be headquartered in Hauppauge, New York. Thomas A. Nicolette, President and CEO of KNOGO, will be President and CEO of Sentry. Andrew Benson, the founder and president of Video Sentry will be Vice President, CCTV Systems. Peter J. Mundy, CFO of KNOGO will be CFO, and Dr. Peter Y. Zhou, Vice President - Technology of KNOGO will be Vice President - Technology of Sentry.

     Under the terms of the amended merger agreement, Sentry, a newly-formed Delaware corporation, will issue 1 share of common stock for each 1 share of Video Sentry common stock outstanding at the effective time of the merger. Sentry will issue 1 share of common stock and 1 share of Class A Preferred Stock for each 1.2022 shares of KNOGO common stock outstanding. Sentry Class A Preferred Stock will have a face value of $5.00 per share and a dividend rate of 5.0% (the first two years of which are paid-in-kind). The preferred will be non-voting and subject to a mandatory redemption four years from the date of issuance, with an optional redemption by Sentry at any time after one year from the date of issuance. The redemption price will be equal to $5.00 per perferred share (plus accrued and unpaid dividends as of the redemption date) plus the amount, if any, by which the market price of Sentry's common stock at the time of redemption exceeds a hurdle price of not less than $5.00 or more than $6.50 per share, which will be set one year from the date of the merger. There will be approximately 9.6 million shares of Sentry common stock (50.2% owned by former Video Sentry shareholders and 49.8% owned by former KNOGO shareholders) and 4.8 million shares outstanding of Sentry Class A Preferred Stock, all owned by former KNOGO shareholders.

     Sentry's Board of Directors will consist of William A. Perlmuth, a director of KNOGO since its inception, Thomas A. Nicolette, Robert D. Furst, former Chairman of Video Sentry, Andrew L. Benson, and Robert L. Barbanell of Robert L. Baranell Associates, Inc., a financial consultancy firm.

     Video Sentry Corporation, founded in 1990, is the industry leader in the design, manufacture and marketing of patented traveling CCTV surveillance systems. Their proprietary system called Sentry Vision provides loss prevention surveillance in retail stores and distribution centers and security surveillance for monitoring and deterring illegal and unsafe activities in a variety of locations including parking garages, correctional facilities and public transit terminals. The system's unique, cable-free design allows the camera to move freely and rapidly through a tinted enclosure, which conceals the camera's location, while transmitting a continuous video signal.

     KNOGO designs, manufacturers, sells and services EAS and Closed Circuit Video equipment in the United States and Canada to deter shoplifting and other types of theft for retailers, supermarkets, libraries and commercial enterprises. KNOGO is a spin-off of KNOGO Corporation, founder of the EAS industry 30 years ago.